Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
A. H. Belo Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-148811) on Form S-8 of A. H. Belo Corporation of our report dated April 15, 2010, with respect to the consolidated balance sheet of A. H. Belo Corporation as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of A. H. Belo Corporation.
/s/ KPMG LLP
Dallas, Texas
April 15, 2010